Exhibit 10.3

GIGABLAST PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (the "Agreement') is made and entered into effective as of January 19, 2009 (the "Effective Date") by and between Gigablast Inc., a Delaware corporation with its principal offices at 4001 Rogan Ave. NE, Suite A, Albuquerque, New Mexico, 87109, and So Act Network, Int. ("Customer), a Delaware corporation with its principal offices at 5715 Will Clayton Parkway, #6572, Humble, TX 77338.

1.            Professional Services.

1.1            Gigablast will provide to Customer the professional services ("Services") that are described in the Statement of Work, attached hereto as Exhibit A, (the 'Statement of Work') under the terms and conditions of this Agreement Such Statement of Work may be amended or modified by supplementary work orders agreed to in writing by both parties hereto and attached to the Statement of Work, and thereafter the Services shall be deemed to include the services described in such supplementary work orders.

1.2            Gigablast will provide such resources and utilize such employees and/or consultants as it deems reasonably necessary to perform the Services. The manner and means used by Gig ablest to perform the Services are in the reasonable discretion and control of Gigablast All work shall be performed at Gigablast facilities unless otherwise mutually agreed. Gigablast shall use commercially reasonable efforts to meet the schedules and time of performance for the Services as set forth in the Statement of Work.

1.3            Customer agrees to provide Gigablast with such information and materials as Gigablast reasonably requires in order to perform the Services.

1.4            Customer and Gigablast agree to cooperate in good faith to achieve completion of the services in a timely and professional manner. Customer understands and agrees that Gigablast's provision of the Services may depend on completion of certain Customer tasks or adherence by Customer to schedules within Customer's control; consequently, the schedule for completion of the Services or any portion thereof may require adjustments or changes in the event Customer changes such tasks or schedules. Gigablast shall bear no liability or otherwise be responsible for reasonable delays in the provision of Services or any portion thereof occasioned by Customer's failure to complete a Customer task or adhere to a Customer schedule. Subject to the foregoing, Gigablast shall make commercially reasonable efforts to meet milestone and delivery schedules contained in Exhibit A or any statement of work.

2.           Term of Agreement. The Agreement portion related to Engine and Network construction commences on the Effective Date and shall continue until completion of the Services as described in Exhibit A, unless terminated earlier as provided herein. The Agreement portion related to Engine and Network hosting commences upon the launch of the live So Act Search Engine and So Act Network and shall continue for as long as the parties with to continue the relationship, unless terminated earlier as provided herein. Gigablast recognizes that ongoing operation of the So Act Engine and Network is vital to Its success, so in the event service to Customer's search engine and network is terminated for any reason, Gigablast agrees to assist in an orderly transition to another provider at Customers expense to insure no interruption and

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no loss of service to Customer or Customer's customers, including but not limited to transfer of software and correct ongoing operation of So Act Search Engine and Network.

3.           Service Fees and Expenses.

3.1           For the Services provided by Gigablast and subject to the provisions of this Agreement, Customer agrees to pay Gigablast the fees set forth in the payment schedule of the Statement of Work attached hereto plus any applicable sales or use taxes or other charges as dismissed in Section 3.2. Customer also shall reimburse Gigablast for pre-authorized, actual, reasonable travel and out-of-pocket expenses incurred for any Services that must be performed away from Gigablast facilities.

3.2          The amounts payable to Gigablast set forth in the Payment Schedule do not include any sales taxes. if Customer becomes obligated to pay any sales taxes on the payments set forth in the Payment Schedule, attached hereto as Exhibit A such obligation shall not in any way reduce the amounts due and payable to Gigablast hereunder.

4.            Invoicing and Payment. Gigablast shall receive advance payment retainer of $20,000 for services to be rendered upon execution of this document. All other charges are to be billed and itemized with an accounting of the relevant charges on a Net 30 basis in accordance with the Fees and Expenses outlined hereunder in EXHIBIT A below.

5.           Intellectual Property Rights.

5.1           As used herein, the term IP Rights shall mean recognized protectable intellectual property such as, without limitation: patents and patent applications, copyrights, trademarks, trade secrets, mask works, industrial design rights, rights of priority and any and all other legal rights protecting intangible proprietary information. Examples of inventions, innovations, and for developments that may contain protectable IP Rights include, without limitation: formulas, know-how, algorithms, methods, methodologies, design flows, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, computer programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship, and improvements.

5.2           Customer shall own all IP Rights to all software developed by Gigablast and paid for by Customer in the Statement of Work ("Software"), with the one exception that Gigablast will exclusively own any modifications to its search engine source code, including, but not restricted to, the Gigabit generator modifications as specified in #19. For the term of this Agreement, Customer has the right to use all Software for the fees and conditions set forth in the Statement of Work Use of Gigablast's Search Engine, which includes any modifications to the search engine source code developed for Customer, is subject to a monthly fee based on the number of servers employed, and is given in the pricing chart in the Statement of Work.

5.3           Upon written notice, Customer may have all Software for which it owns the IP Rights, transferred or uploaded to a third party for a transfer fee of $1,000.00.

5.4          Customer agrees to assist and cooperate with Gigablast in all reasonable respects, and execute all documents and, subject to reasonable availability, give testimony and take all further acts reasonably necessary to acquire, transfer, maintain, and enforce Gigablast's IP Rights.

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6.            Limited Warranties and Exceptions.

6.1           Gigablast warrants that the Services provided hereunder will be performed in a diligent and professional manner and consistent with the quality of Gigablast's performance of services for similarly situated Customers. In addition, Gigablast represents and warrants-that the Services will comply in all significant respects with the specifications provided to Gigablast by Customer.

6.2           THE WARRANTY ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WHICH ARE EXPRESSLY DISCLAIMED.

6.3           In order to receive warranty remedies, deficiencies in the Services must be reported to Gigablast in writing within 30 days of completion of the Services, and the warranties above are void to the extent that any deficiency is caused by additions, modifications or deletions to the Services or Software by Customer or any third party. Customer's sole remedy shall be to have the deficiencies remedied or to receive a refund of the pro rata amount of the fees allocable to such Services, at Gigablast's option.

6.4           in the event that Gigablast fails to be able to provide the services listed in the Statement of Work due to the effective closing of the business, Customer has the right to transfer all Software, and transfer the object code required to run the Search Engine, to itself or a third party in order to continue to run the service, provided that such designee assume full responsibility for protecting all II' rights in the transferred data.

7.            Termination.

7.1           This Agreement may be terminated by either party upon 45 days prior written notice if the other party materially breaches or fails to perform any material term hereof and the breaching party fails to cure such breach within the 60-day period; notwithstanding the foregoing, the cure period for any failure of Customer to pay fees and charges due hereunder shall be 30 days from the data of receipt by Customer of any notice of breach relating thereto. In addition to termination for material breach, Customer may terminate this Agreement for convenience upon 60 days prior written notice to the other party at any time during the term of the Agreement.

7.2           Each party's obligations under Sections 3-13 of the Agreement shall survive termination or expiration of the Agreement. Within sixty (60) days of termination of this Agreement for any reason, Gigablast shall submit to Customer an itemized invoice for any fees or expenses accrued and unpaid under this Agreement prior to the date of such termination.

B.           Indemnification. Customer's rights to indemnity, if any, with respect to the Software shall be as set forth in the License Agreement.

9.           Limitations on Liability. EXCEPT FOR LIABILITY ARISING UNDER SECTIONS 5 AND 8 ABOVE OR FOR BREACHES OF SECTION 10 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL INCIDENTAL

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INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL GIGABLAST BE LIABLE TO Customer UNDER THIS AGREEMENT FOR AN AMOUNT IN EXCESS OF THE FEES PAID HEREUNDER TO GIGABLAST.

10.           Confidentiality and Non-Use.

10.1         Customer acknowledges its confidentiality obligations with respect to the Software (including any Software developed hereunder) as set forth in Section 9 of the License Agreement. With respect to any other confidential information of a party disclosed hereunder, each party agrees that such information shall be deemed Confidential Infomation hereunder only if it is clearly marked or otherwise dearly designated as confidential or the equivalent or confirmed in writing as confidential within ten (10) days following oral disclosure. However, a party's Confidential Information shall not include any information that (a) is or becomes a part of the public domain through no act or omission of the other party; or (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; or (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party by employees or agents without access to or other use of the party's Confidential Information.

10.2         Each party agrees, for the term of this Agreement and five years after its expiration or termination, to hold the other party's Confidential information in strict confidence, not to disclose such Confidential Information to third parties not authorized by the disclosing party to receive such Confidential Information, and not to use such Confidential Information for any purpose except as expressly permitted hereunder. Each party agrees to take all reasonable steps to protect the other party's Confidential Information to ensure that such Confidential Information is not disclosed, distributed or used in violation of the provisions of this Agreement, and shall not disclose such Confidential Information to any person who has not entered into a written agreement with such party containing provisions covering the Confidential Information that are at least as protective as those set forth herein. The foregoing prohibition on disclosure of Confidential information shall not apply to the extent certain Confidential Information is required to be disclosed by the receiving party as a matter of law or by order of a court, provided that the receiving party uses reasonable efforts to provide the disclosing party with prior notice of such obligation to disclose and reasonably assists in obtaining a protective order therefore.

10.3         Each party recognizes that the other party has received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Each party agrees that it owes to the other party and to such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the provisions of this Agreement and the License Agreement.

10.4        Upon the termination of this Agreement and the License Agreement, or upon a party's earlier request, the other party shall deliver to the requesting party all of the requesting party's Confidential Information in tangible form that the other party may have in its possession or control and certify such return in writing to the requesting party.

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11.           Independent Contractors. Gigablast shall perform the Services as an independent contractor, and nothing contained in this Agreement shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties. Neither party shall take any action or permit any action to be taken on its behalf which purports to be done in the name of or on behalf of the other party and shall have no power or authority to bind the other party to assume or create any obligation or responsibility express or implied on the other party's behalf or in its name, nor shall such party represent to any one that it has such power or authority.

12.           Governing Law. This Agreement will be governed by the procedural and substantive laws of the State of the defendant without regards to its conflicts of laws principles. This Agreement is prepared and executed and shall be interpreted in the English language only, and no translation of Agreement into another language shall have any effect. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from and shall not apply to this Agreement. Any dispute hereunder shall be adjudicated in the state and federal courts located in the state of the defendant and the parties both hereby expressly consent to the jurisdiction of such courts and to venue in such forum.

13.           Miscellaneous.

13.1         Notices. Notices to be given or submitted by either party to other pursuant to this Agreement shall be in writing and directed to the other party at such party's address as set forth above. All notices shall be evidenced by means of a delivery receipt and shall be effective upon receipt

13.2         Severability. If any term or provision of this Agreement is determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to extent possible. In any event, all other terms and provisions shall be deemed valid and enforceable to the maximum extent possible.

13.3        Force Majeure. Gigablast shall not be liable for any loss, damage, or penalty arising from delay due to causes beyond its reasonable control.

13.4        Assignment. Neither party shall assign, delegate, or subcontract any portion of its rights, duties, or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a party may assign any of all of its rights, in whole or in part, to any corporation, company, partnership or other entity that controls, is controlled by or is under common control with such party.

13.5        Export Administration and Compliance with Laws. Each party agrees to comply fully with all relevant regulations of the U.S. Department of Commerce and with the U.S. Export Administration Act to assure that deliverables and technical data are not exported in violation of United States Law and to comply fully with any other regulations or laws relating to such export or import into another country. Customer shall be responsible for any duties, customs charges or other taxes or fees relating to such export. Each party shall comply with all applicable laws, rules and regulations in its performance under this Agreement.

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13.6        Complete Agreement. This Agreement is the complete and exclusive statement of the Agreement between the parties regarding the subject matter hereof, which supersedes all proposals, oral or written, and all other communications between the parties relating to such subject matter. This Agreement specifically supersedes any prior Professional Services Agreement that may have been in effect between the parties.

13.7        Modification. Customer agrees that any preprinted terms and conditions of any purchase order or other instrument issued by Customer in connection with the Agreement that are in addition to or inconsistent with the terms and conditions of this Agreement shall be of no force or effect. This Agreement may be modified only by a written instrument duly executed by an authorized representative of Gigablast and Customer.

13.8        No Waiver. The failure of a party to enforce any provision of this Agreement shall not constitute a waiver of such provision or the right of such party to enforce such provision or any other provision.

13.9.       In the event it becomes necessary or feasible for Company to turn this account over for collection to our attorney, or collection agency, or in the event court action is instituted by Company for collection of any items herein, all collection costs, incurred interest and reasonable attorney's fees will be payable by Customer.

14.          Facsimile and Email Copies. All Facsimile and/or Email copies duly executed in whole or in counterparts are recognized by the parties as fully binding under any and all applicable laws.

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

Gigablast Inc.	So Act Network, Inc.
/s/ Matt Wells	/s/ Greg Halpern
Name Matt Wells	Name Greg Halpern
Title CEO	Title PRESIDENT

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EXHIBIT A

Statement of Work (Confidential)
Description of Services (Confidential):

Gigablast Inc. will construct social networking software according to specifications as provided by Customer. Gigabfast will attempt to use open source solutions if it deems them as timesaving solutions..
Specifications currently include, but may be modified in the future:

1.	Formulate a timeline for the work below
2.	Provide a weekly progress report. Upload it to a web page or tool used for measuring progress.
3.	A user accounting system.
4.	The ability for one user to connect to another as a "friend''
5.	The ability for a user to create and moderate groups which other users can join, with permission from the creator.
6.	The ability to message all members of a group.
7.	A private email module.
8.	A search module so a user can search pages in the network as well as pages on the web, where the web search does not use inlink information to rank the search results.
9.	The search module should also quote queries by default. Display unquoted results below those, with a disclaimer, "The results below are not exactly quoted matches, but may be useful'
10.
A commerce module to charge users $40/Year to become members and thus belong to the "member" group. Commerce module should connect to a billing service to conduct the actual transaction. PayPal should be supported. Module should record all transactions and make them easy to view.

11.	A permission system so a user can control permissions for his/her pages and files based on groups or individual users.
12.	Initial groups will include "Media Allies' (members of the press), 'Investors", "Members", "Public", "Connections" ("friends' of the user, varies from user to user)
13.
A Inspirational module to display one of 365 personal and life wisdom success items (quotations, uplifting thoughts, etc.). Only available to members. There might already be a module for this in elgg.com, etc.

14.
Page Builder Module. Make it easy to create a page describing an Initiate. Initiative (kind of like a business plan) includes information on the following topics: Objective, Management, Resources, and Requirements. Select a stock clip art icon for each topic and then fill in the blanks. Consider using a "drag & drop" of the clip art so it seems slick

15.	An alert module to email and message a user when new results match his/her query. Used to aid in connecting users. One user may have certain resources that another user requires.

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16.	Allow creation of other pages and files that go into more detail about the initiative but are meant only for non-public groups.
17.	An advertising system only usable by members. Investigate open source solutions for this_
18.
 A module for doing press releases. Members can pay $10 (uses Commerce module) and So Act will automatically submit their press release to various sources which the users has check marked. Press release will be recorded as a file in case user wants to allow other groups to view it.

19.
 Search module should ultimately ask a series of questions to narrow search results. For now we will attempt to restrict gigabits to headers, etc. to obtain an ontology for the search results. If that works well we will investigate creating a series of questions based on the generated ontology.

20.
When first searching ask user two select either button #1 or #2. #1 = 'Show me only ads that relate directly to my exact search", #2 = "No, I do not like ads". Ask them that once per day. Put buttons at bottom of search results. Show ads by default.

21.
 All non-member (public) users need to give extra information in order to bypass ads in the search results. If they select the "No thanks" button, it says "We're happy to give you a fabulous more relevant and intuitive search experience with no ads but first we ask that you give us an email and your age range. We also ask that you Agree to our Terms of Service and allow us the option of sending you one non-spam email a month updating you of developments around the world that will make cur lives infinitely better on the planet. And don't worry; you can opt out of the emails at any time in the future."

22.
Show search results from within the network on top of web search results, but only for members. Non-members do not get to search the network. Allow user to keep searching on either the network or the web exclusively by providing separate "Next 10" links.

23.	If user answers a 10-item demographics questionnaire they receive the So Act newsletter and get access to the Inspirational module.
24.	Make the network look similar to facebook.com or myspace.com if simple and possible.
25.	Make a way to send everyone the newsletter to their internal email address.
26.
A user can pay a one-time fee of $1000 and $500 annually to be a "Certified Green Member" and be in the "Green" group. They must e-sign a sworn statement of accuracy (TBD). Their pages and files will get a boost in the search results.

27.
Write some software, kind of like and Instant Messenger, that runs on the desktop. Gives a user access to their list of connections, who wants to connect to them, chat, email, alerts and search, just like the web page does, but it a tighter/smaller space.

28.
Investigate using open source software for the social networking platform, including: http://www.elgg.orgiscreenshots.php http://drupal.org/image http://joomla.com  http://www.phpizabi.net http://www.boonex.com/products/dorphin/

29.	Investigate using open source software/modules for the other components.
30.
Build a small search engine without using link information to rank indexed terms. So that for a search, the results are unaffected by link popularities. Pricing sheet was already given to Customer. Size of cluster needs to be determined, waiting for Customer on that.

31.
Obtain Terms of Service from Customer so we can display on the website. 32. Host the social network service on a single machine using raid level 1. Backup the server on a nightly basis to another server located 100 ft. or more away in a different. room. The social network service servers are separate from the search engine servers.

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Fees and Expenses: Payment Terms:
Customer agrees to the discounted billing rate of $150.00 per hour for all custom software engineering services rendered by a Gigablast software engineer other than Matt Wells, and $375.00 per hour for Matt Wells. Customer will provide Gigablast with a retainer of $20,000.00. When ready to go live Customer will pay Gigablast a fee of $500 per month to host the Social Network server, which includes nightly backups mentioned in 32) above.

Pricing Chart for Search Engine: (These charges begin after launch of So Act Engine & Network)

Up to This Many 25KB Documents in Index (In Millions)	Max 25KB Pages Downloaded Per Day (In Millions)	Max Typical Queries Per Day	Flat Monthly Fee
25	1	4,000,000	$3,000
50	2	4,000,000	$4,500
100	4	4,000,000	$6,750
200	8	4,000,000	$10,125
500	16	4,000,000	$15,187
1000	30	4,000,000	$22,781
2000	50	4,000,000	$34,171
5000	100	4,000,000	$49,257

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